Exhibit 99.2

Altitude International Launches “Water to Africa” Initiative

Press Release | 08/02/2021

Altitude International Launches “Water to Africa” Initiative

PORT ST. LUCIE, Fla., Aug. 2, 2021 /PRNewswire/ — Altitude International Holdings, Inc (OTCQB: ALTD) has announced that it will begin deploying its Altitude Water systems to the parts of Africa that need clean drinking water the most. ALTD CEO Greg Breunich will personally oversee the opening phase of ALTD’s “Water to Africa” mission when he arrives in Cameroon this month. The Company has just shipped four of its ozone purified air-to-water machines to Cameroon with its initial goal of providing immediate relief to hundreds of young Cameroonians who are crying out for clean water. ALTD also intends to demonstrate to African and World Organizations the efficacy of its technology and the reliability of the hardware and systems that are now being used by all five major branches of the US Military after stringent testing.

Contaminated drinking water has long been Africa’s deadliest problem. It is estimated that 850,000 Africans die every year from diseases that are contracted directly from their drinking water, with babies under two being the most vulnerable. Despite these staggering numbers, no significant progress has been made towards ending this crisis or even in lessening its effects.

ALTD’s Director of Community Outreach, Adrian Walton and newly named Advisory Board members Joakim and Yannick Noah and CEO Breunich are actively leading ALTD’s “Water to Africa” efforts. The Noah’s Arc Foundation has supplied the funding for the first four units going to Cameroon and Joakim and Yannick will be placing the machines in related sports academies and schools that are in dire need of clean drinking water.

“My father and I decided to get involved with ALTD not only because we see unlimited business potential, but even more so, to lend our support to the incredible good that Adrian and ALTD have set out to do. It’s hard to describe how great it feels to work with a company and people like this. We are so thankful that we will have a chance to immediately impact my father’s homeland of Cameroon, while showing the world that this a fight we can win. The fact that the US Department of Defense keeps increasing its orders for our machines says a ton about what our technology is capable of doing. I am now working hand-in-hand with NBA Africa and see great partnership possibilities emerging from the NBA’s mission in Africa and what ALTD is trying to accomplish. My father and I look forward to doing all we can to make ALTD’s relief efforts a resounding success.

ALTD CEO Greg Breunich concluded, “Losing almost a million innocent African lives to bad drinking water every year is something that must be corrected NOW. Our groundbreaking ozone air-to-water systems get pure water to where there is no water and can hopefully lead a worldwide movement toward putting an end to this nightmare once and for all. We realize our technologies could never solve this crisis alone, but by raising awareness, supplying our machines, and rallying worldwide support, we believe we can start saving lives immediately.”

Please visit the Company’s new website ALTDint.com for updates on ALTD’s potentially game changing mission to Africa as well as important developments involving all ALTD subsidiaries.

SAFE HARBOR STATEMENT

This press release contains certain “forward-looking statements,” as defined in the United States Private Securities Litigation Reform Act of 1995, involving risks and uncertainties. There can be no assurance such statements will prove to be accurate and actual results and future events could differ materially from management’s current expectations. The economic, competitive, governmental, technological and other factors identified in the Company’s previous filings with the Securities and Exchange Commission may cause actual results or events to differ materially from those described in forward-looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether result of new information future events or otherwise.

Media contact:

Justin Baronoff

561-750-9800

justin@transmediagroup.com

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SOURCE Altitude International Holdings, Inc.